Exhibit 10.22

November 16, 2020

Fariborz Assaderaghi

Re:Offer of Employment

Dear Fari:

I am delighted to offer you a regular full-time position as Executive Vice President, Technology & Engineering, reporting to me.  I deeply believe we have an exceptional opportunity over the next decade to build an iconic semiconductor company that can change the world.  We have worked successfully together in the past, so I am eagerly looking forward to collaborating again at SiTime Corporation (“SiTime” or the “Company”).

At SiTime, we believe in the principles of being creative, courageous, relentless, authentic, leaders, and a team.  We believe employees who practice behaviors that align with these principles contribute greatly to the Company’s success.

Your compensation will include an annual base salary of $330,000, (paid semi-monthly at a rate of $13,750), less applicable payroll deductions and all required withholdings.

Beginning January 1, 2021, you will be eligible to participate in the Executive Bonus and Retention Plan with a target bonus amount of 50% of base salary (equivalent to $165,000).  The Plan is attached as Exhibit A.

Subject to approval of the Board of Directors of the Company or a committee thereof (the “Board”), the Company will grant you: (i) an award of 2,000 Restricted Stock Units (“RSUs”) which will vest in full on February 20, 2021; and (ii) an award of RSUs valued at $11,275,000 as of the grant date.  The actual number of RSUs granted will be determined by dividing the award value by the average closing stock price per share of Company stock for the last twenty (20) trading days prior to the grant date.  The grant date of the award is the date the Board approves the award.  The award will be subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan (the “Plan”) and standard form of time-based RSU agreement under the Plan. Twenty percent of the RSUs will vest on the first February 20, May 20, August 20, or November 20 falling in the one-year anniversary quarter of grantee’s employment start date, and 1/20 vesting in equal quarterly installments on each February 20, May 20, August 20, and November 20 thereafter, subject to your continued employment with the Company through the applicable vesting dates.  Upon vesting, the RSUs are paid in shares of Company common stock on a one-for-one basis, subject to applicable withholding taxes.

You will also be eligible for change in control severance benefits under the terms of a Change of Control and Severance Agreement substantially in the form attached to this offer letter as Exhibit B, subject to approval of the Board and the terms of an approved agreement.

As a full time, regular employee of SiTime, you will be eligible to participate in our benefits programs.  Benefits become effective on the first day of the month following date of hire.  These programs will be outlined for you when you begin your employment.

SiTime helps employees reach their financial retirement goals by offering a 401 (k) Plan with an employer match that vest immediately.  Eligibility, enrollment timeframe, and other plan information will be provided during orientation.

Your continued employment is also contingent upon reading and signing the Proprietary Information and Invention Assignment Agreement. Please review and sign this document within your first week of employment with SiTime.

SiTime is an at-will employer and this offer of employment does not constitute a contract of employment.  If employed by SiTime, your employment is for no definite or determinable period and may be terminated at any time, with or without prior notice, at the option of either you or the company, and not for a specified duration.

This offer is contingent upon successfully passing a background check clearance, reference check, and satisfactory proof of your right to work in the United States.  You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.  Pursuant to the Immigration Reform and Control Act of 1986, the Company is required to verify within the first three days of employment an individual’s employment eligibility in the United States. Documentation acceptable by the Immigration and Naturalization Service is listed on the attached I-9 Employment Eligibility Verification Form. To ensure compliance with the Act, please bring original copies of your documentation on your first day of employment. All job offers are contingent upon successful completion of the I-9 verification process.

This offer will expire at the close of business on November 17, 2020 if not accepted, signed and returned to SiTime Corporation by this date.

We are excited to offer you the challenge of contributing to SiTime’s growth. It is our sincere wish and intention that you find your experience here exciting and rewarding.

Sincerely,

/s/ Rajesh Vashist

CEO

I have read and accept the above offer of employment:

Accepted by:	/s/ Fariborz Assaderaghi	11/17/2020
	Fariborz Assaderaghi	Date

Start Date:	December 14, 2020

Enclosures:	SiTime Confidential Information and Invention Assignment Agreement
I-9 Employment Eligibility Verification Form